Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of Emclaire Financial Corp (“Emclaire”) of our report dated March 21, 2018 on the consolidated financial statements of Emclaire as of and for the years ended December 31, 2017 and 2016, appearing in the Annual Report on Form 10-K of Emclaire Corp for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the registration statement.

/s/ Crowe LLP

Cleveland, Ohio

July 2, 2018